EXHIBIT 3.3
AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
CRICKET COMMUNICATIONS, INC.
     Cricket Communications, Inc., a corporation organized and existing under the laws of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:
     A. The name of the corporation is Cricket Communications, Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on September 16, 1999.
     B. Pursuant to Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware and the order dated October 22, 2003 of the United States Bankruptcy Court for the Southern District of California (the “Court”), which has jurisdiction over the Corporation in a case under Chapter 11 of Title 11 of the United States Code, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation, as previously amended.
     C. The text of the Amended and Restated Certificate of Incorporation as previously amended or supplemented is restated and further amended to read in its entirety as follows:
     FIRST: The name of the Corporation is Cricket Communications, Inc.
     SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, City of Wilmington, 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is One Thousand () shares, all of which shall be Common Stock, each having a par value of $.0001 per share. To the extent required by Section 1123(a) of Title 11, Chapter 11 of the United States Code and notwithstanding anything to the contrary herein, in no event shall the Corporation be authorized to issue any class or series of nonvoting equity securities.
     FIFTH: The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.
     SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.
     SEVENTH: Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
     EIGHTH: No director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article Eighth shall be prospective and shall not affect the rights under this Article Eighth in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification. Notwithstanding any of the provisions of this Amended and Restated Certificate of Incorporation, this Amended and Restated Certificate of Incorporation shall not in any way countermand or otherwise affect provisions concerning indemnification set forth in the “Fifth Amended Joint Plan of Reorganization, Dated July 30, 2003” of the Corporation (the “Plan”) or the Order of the Court confirming the Plan, entered on October 22, 2003.
     NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute.

     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by Robert J. Irving, its authorized officer this 16th day of August, 2004.

Cricket Communications, Inc.
By:	/s/ Robert J. Irving
Name:	Robert J. Irving
Title:	Secretary